                                                                     EXHIBIT (n)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this registration statement on Form N-2 (the "Registration Statement") of our report dated December 10, 1997, relating to the financial statements and financial highlights appearing in the October 31, 1997 Annual Report to Shareholders of Colonial Intermediate High Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Experts" in the Prospectus and under the heading "Independent Accountants," in the Statement of Additional Information.


/s/ Price Waterhouse LLP
----------------------------
Price Waterhouse LLP
Boston, Massachusetts
April 14, 1998